                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          UNITED WATER RESOURCES INC.
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               (Name of Registrant as Specified In Its Charter)

                          UNITED WATER RESOURCES INC.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

United Water [LOGO]
                                                          UNITED WATER RESOURCES
                                                               200 Old Hook Road
                                                       Harrington Park, NJ 07640
                                                          telephone 201 784 9434
                                                          facsimile 201 767 6579


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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, MAY 13, 1996

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To the Shareholders of
  UNITED WATER RESOURCES INC.:

  The Annual Meeting of the Shareholders of United Water Resources Inc. ("United Water") will be held at the Montvale Inn, 100 Chestnut Ridge Road, Montvale, New Jersey 07645, on Monday, May 13, 1996, at 9:30 a.m. for the following purposes:

    1. To elect five directors to Class III of the Board of Directors.

    2. To ratify, confirm and approve the act of the Board of Directors on March 7, 1996, appointing Price Waterhouse llp, New York, New York, as the auditors for United Water and its subsidiaries for the year 1996.

    3. To transact such other business as may properly be brought before such meeting or any adjournment or adjournments thereof.

  The close of business on March 14, 1996, has been fixed as the time for the determination of the shareholders entitled to vote at said meeting, or any adjournments thereof, and only shareholders of record at such time will be entitled to vote at such meeting, or at any adjournments thereof.

  You are urged to sign, date and return the enclosed proxy promptly, using the envelope enclosed for your convenience. This will not limit your right to vote in person at the meeting if you plan to attend.

                                          By Order of the Board of Directors

                                          DOUGLAS W. HAWES, Secretary

Harrington Park, New Jersey
March 28, 1996

  THE ANNUAL MEETING IS BEING HELD AT THE MONTVALE INN, 100 CHESTNUT RIDGE ROAD, MONTVALE, NEW JERSEY 07645. DIRECTIONS TO THE MEETING ARE INCLUDED AT THE END OF THIS PROXY STATEMENT AND MAY ALSO BE OBTAINED BY TELEPHONING UNITED WATER AT (201) 784-9434.

United Water [LOGO]

                                                          UNITED WATER RESOURCES
                                                               200 Old Hook Road
                                                       Harrington Park, NJ 07640
                                                          telephone 201 784 9434
                                                          facsimile 201 767 6579

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PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 13, 1996

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  The proxy which is requested in the foregoing Notice of Annual Meeting of Shareholders is being solicited by the Board of Directors of United Water Resources Inc. ("United Water") with respect to the shareholders' meeting to be held on May 13, 1996. The mailing address and principal executive office of United Water is 200 Old Hook Road, Harrington Park, New Jersey 07640. Any proxy given may be revoked by the shareholder executing such proxy by notifying the secretary of the meeting in writing at any time prior to the voting thereof. Unless revoked, the shares represented by all such proxies will be voted. It is expected that the Notice, Proxy Statement and form of Proxy will be mailed to shareholders on or about March 28, 1996.

  The close of business on March 14, 1996, has been fixed as the time for the determination of the shareholders entitled to vote at the Annual Meeting. Each share of United Water Common Stock, no par value, is entitled to one vote. On January 31, 1996, there were 32,930,967 shares of United Water's Common Stock outstanding and entitled to vote.

  United Water's Annual Report to Shareholders, including financial statements for the year ended December 31, 1995, is being mailed to all shareholders of record at their respective last known addresses.

  A COPY OF UNITED WATER'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED BY UNITED WATER WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON TO UNITED WATER RESOURCES INC., 200 OLD HOOK ROAD, HARRINGTON PARK, NEW JERSEY 07640,
ATTENTION: ALLAN D. SHAKLEY, ASSISTANT SECRETARY (TELEPHONE NUMBER: (201) 784-
9434).

                             ELECTION OF DIRECTORS

OWNERSHIP OF SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

  The following information pertains to the Common Stock of United Water beneficially owned, directly or indirectly, by each director and nominee and certain executive officers individually and by all directors and executive officers of United Water and its subsidiaries as a group.

                                                                 NUMBER OF
     NAME OF BENEFICIAL OWNER(A)                                SHARES(B)(D)
     ---------------------------                                ------------
     Edward E. Barr............................................       266
     Frank J. Borelli..........................................     3,343
     Philippe Brongniart.......................................       106
     Lawrence R. Codey.........................................       699
     Donald L. Correll.........................................   209,695(e)
     Peter Del Col.............................................     5,259
     Frank J. DeMicco..........................................    36,157(e)
     Allan R. Dragone..........................................       100
     Robert L. Duncan, Jr......................................       197
     Ronald S. Dungan..........................................    40,137(e)
     Jon F. Hanson.............................................    22,934(c)
     George M. Haskew, Jr......................................    98,164(c)(e)
     Douglas W. Hawes..........................................     8,882
     Richard B. McGlynn........................................    13,101(e)
     Dennis M. Newnham.........................................     1,063
     Jacques F. Petry..........................................       106
     Joseph Simunovich.........................................    31,655(e)
     Marcia L. Worthing........................................     1,629
     Directors and Executive Officers As a Group (22 persons)..   579,039(c)(e)

--------
(a) All individuals listed are currently serving as directors or directors and executive officers of United Water and its subsidiaries, except for Mr. DeMicco, Mr. Dungan, Mr. McGlynn, and Mr. Simunovich, who are serving as executive officers only.
(b) None of the directors or executive officers of United Water owns equity securities of United Water or any of its subsidiaries other than Common Stock. As of January 31, 1996, each director or executive officer beneficially owned less than 0.7% of the outstanding Common Stock of United Water and all of the directors and executive officers as a group beneficially own 1.7% of such stock. Fractional shares have been rounded to the nearest whole share.
(c) The number of shares listed above includes, in compliance with applicable regulations and interpretations, shares of Common Stock held by the spouse or other relatives who share the home, in custody for children or grandchildren of the persons indicated or indirectly through a trust or similar arrangement in the following amounts: J. Hanson (22,934); G. Haskew, Jr. (686); and all directors and executive officers as a group (23,823). Such persons disclaim any beneficial ownership of such shares.
(d) Based solely upon a review of Forms 3, 4 and 5 and written representations furnished to United Water, United Water believes that during the fiscal year ended December 31, 1995, the directors and officers of United Water complied with all filing requirements of Section 16(a) of the Securities Exchange Act of 1934.
(e) These numbers include shares of Common Stock which may be acquired pursuant to options awarded under United Water's Management Incentive Plan in the following amounts: D. Correll (178,651); F. DeMicco (35,630); R. Dungan (37,620); G. Haskew, Jr. (60,443); R. McGlynn (12,470); J. Simunovich
    (28,750); and all directors and executive officers as a group (447,704).

  The following corporation is known to United Water to be the beneficial owner of more than 5% of a class of United Water's voting securities. To the knowledge of United Water, no other person is the holder of more than 5% of any class of United Water's voting securities.

                                                 AMOUNT AND NATURE PERCENT
   TITLE OF   NAME AND ADDRESS OF BENEFICIAL       OF BENEFICIAL     OF
    CLASS     OWNER                                  OWNERSHIP      CLASS
   --------   ------------------------------     ----------------- -------
 Common Stock Lyonnaise American Holding, Inc.   8,648,039 shares   26.3%
              2000 First State Boulevard
              Wilmington, Delaware 19804-0507

  Lyonnaise American Holding, Inc. ("Lyonnaise American"), its parent company Lyonnaise des Eaux ("Lyonnaise"), and certain of their respective affiliates are subject to the terms of a Governance Agreement, dated April 22, 1994, which, among other things, prohibits, subject to certain exceptions, such parties from acquiring additional United Water securities, commencing unsolicited tender or exchange offers to acquire United Water's securities, making offers to acquire United Water's assets or soliciting proxies against United Water's management and which requires their United Water Common Stock to be voted in accordance with the votes of the holders of 75% of the Common Stock if any proposal obtains that vote.

DIRECTORS OF UNITED WATER

  Effective as of the Annual Meeting, the Board of Directors of United Water is comprised of fourteen directors, divided into three classes. At the Annual Meeting five directors will be elected to Class III for a three year term. At the 1997 Annual Meeting of Shareholders five directors will be elected to Class I for a three year term and at the 1998 Annual Meeting of Shareholders four directors will be elected to Class II for a three year term. Information with respect to the five nominees proposed for election and information with respect to the nine other continuing directors is set forth below. It is intended that the persons named in the proxy will vote in favor of the five nominees for election to Class III as set forth below.

  Mr. Petry has been designated as nominee for director by Lyonnaise American. Pursuant to the Governance Agreement, Lyonnaise American may designate up to four persons to be appointed to the Board of Directors for United Water. Mr. Petry is included in Class III of directors being recommended to the shareholders of United Water.

  The affirmative vote of a plurality of the votes cast by shareholders of United Water entitled to notice of and to vote at the Annual Meeting is required for the election of directors.

  All directors of United Water also serve as directors of United Water New Jersey and United Waterworks.

                                          PERIOD SERVED AS DIRECTOR
                                           AND BUSINESS EXPERIENCE
        NAME AND AGE                        DURING PAST FIVE YEARS
        ------------                      -------------------------
CLASS I
George M. Haskew, Jr.,
 68(a),(c)..................  Served as director of United Water since 1983.
                              Vice Chairman of the Board of United Water from
                              1991 to May 1993. Vice President of United Water
                              from 1988 to 1991. President of United Water New
                              Jersey from 1988 to 1992.
Robert L. Duncan, Jr.,
 53(c)......................  Served as director of United Water since 1988.
                              Member of the law firm of De Forest & Duer.
Lawrence R. Codey, 51(d)....  Served as director of United Water since 1991.
                              President and Chief Operating Officer of Public
                              Service Electric & Gas Co. ("PSE&G") since 1991.
                              Senior Vice President--Electric of PSE&G from 1989
                              to 1991. Senior Vice President--Gas of PSE&G from
                              1987 to 1989. Director, Trust Company of New Jer-
                              sey, Public Service Enterprise Group, Inc., and
                              Sealed Air Corporation.
Donald L. Correll, 45(b)....  Served as director of United Water since 1992.
                              Chairman of the Board of United Water since May
                              1994, Chief Executive Officer since 1992,
                              President since 1991, and Vice President and Chief
                              Financial Officer from 1986 to 1991. President of
                              United Water New Jersey since 1992 and Senior Vice
                              President--Finance, Treasurer and Chief Financial
                              Officer from 1988 to 1991. Director, Interchange
                              Financial Service Corporation since 1993.
Allan R. Dragone, 70(c),(d).  Served as director of United Water since April
                              1994. Director, GWC Corporation from 1987 to 1994.
                              Self-employed. Chairman of Arcadian Corporation
                              during 1990, President and Chief Executive Officer
                              of Akzo America, Inc. from 1986 to 1989. Director,
                              Purina Mills, Inc., Wellman, Inc., and Arcadian
                              Corporation. Formerly director, American Cyanamid
                              Company.
CLASS II
Peter Del Col, 61(a)........  Served as director of United Water since 1983.
                              Chairman of FundQuest and Theraphysics since 1994.
                              President, Colson Services Corp. since 1986 and
                              Partner, Colson Investments since 1985.
Jon F. Hanson, 59(b),(d)....  Served as director of United Water since 1986.
                              Chairman, Hampshire Management Company since 1976.
                              Director, Orange and Rockland Utilities, Inc.,
                              Prudential Insurance Company of America and Newman
                              Distributors, Inc..
Marcia L. Worthing,
 53(a),(d)..................  Served as director of United Water since 1987. Se-
                              nior Vice President--Human Resources and Corporate
                              Affairs since January 1995, Senior Vice Presi-
                              dent--Human Resources from 1990 to 1995, Vice
                              President--Human Resources from 1984 to 1990, Avon
                              Products Inc.

                                          PERIOD SERVED AS DIRECTOR
                                           AND BUSINESS EXPERIENCE
        NAME AND AGE                        DURING PAST FIVE YEARS
        ------------                      -------------------------
Philippe Brongniart, 57(a)..  Served as director of United Water since April
                              1994. Director, GWC Corporation from 1993 to 1994.
                              Executive Vice President of Lyonnaise since 1993.
                              President of Sita, a subsidiary of Lyonnaise, from
                              1988 to June 1993.
CLASS III
Frank J. Borelli, 60(b).....  Served as director of United Water since 1983. Di-
                              rector, Senior Vice President and Chief Financial
                              Officer, Marsh & McLennan Companies, Inc. and Di-
                              rector, Interpublic Group of Companies Inc., Mid-
                              Ocean Reinsurance Company Ltd. and Frizzell Bank-
                              ing Services.
Douglas W. Hawes, 63(b).....  Served as director of United Water since 1983.
                              Secretary of United Water since 1983, of United
                              Water New Jersey since 1981 and United Waterworks
                              since 1994. Member of the law firm of LeBoeuf,
                              Lamb, Greene & MacRae, L.L.P. Director, Bay State
                              Gas Company.
Dennis M. Newnham,
 55(a),(c)..................  Served as director of United Water since 1986.
                              Chairman, President and Chief Executive Officer of
                              Adirondack Beverages Inc. since March 1995. Ven-
                              ture capitalist consultant since March 1994. For-
                              merly Chairman of the Board, President and Chief
                              Executive Officer of Lea & Perrins, Inc. Director,
                              Nutramax Products Inc.
Edward E. Barr, 59(b),(c)...  Served as director of United Water since April
                              1994. Director, GWC Corporation from 1987 to 1994.
                              President and Chief Executive Officer of Sun Chem-
                              ical Corporation since 1987 and President and
                              Chief Executive Officer of DIC American, Inc.
                              since 1988. Director, Dainippon Ink and Chemicals,
                              Tokyo and First Union Corp. Trustee, Northwestern
                              Mutual Insurance Company.
Jacques F. Petry, 41(b),(d).  Served as director of United Water since April
                              1994. Director, GWC Corporation from 1991 to 1994.
                              President of the International Water Division of
                              Lyonnaise des Eaux since June 1993. Director of
                              International Water Operations of Lyonnaise from
                              1989 to May 1993.

  Mr. Brongniart, Mr. Correll, Mr. Del Col, Mr. Dragone and Mr. Hanson also serve as directors of United Properties Group. Mr. Correll serves as a director and officer of certain subsidiaries of United Water.
--------
(a) Member of Pension Committees.
(b) Member of Executive Committees.
(c) Member of Audit Committees.
(d) Member of Compensation Committees.

  United Water and two of its subsidiaries, United Water New Jersey and United Waterworks, have directors who are not salaried employees; each pays a portion of the retainers and fees set forth below. No fees are paid to directors who are salaried officers of United Water.

  Directors receive an annual retainer of $12,000 and a daily attendance fee of $800. During 1995, United Water's Board of Directors had seven meetings.

  United Water's Board of Directors has an Executive Committee which, during the interim between board meetings, exercises board authority to the extent permitted by law; an Audit Committee, which reviews financial statements, management and internal audits; a Compensation Committee, which reviews the compensation paid to employees; and a Pension Committee, which reviews retirement plans. United Water does not have Nominating Committees charged with reviewing the credentials of nominees for the board. Daily attendance fees for the Executive Committee meeting are $800, and all other committees are $525. Chairmen of committees receive a double committee fee in light of their responsibilities. During 1995 the Executive Committee met four times and all other committees met two times. The total amount paid directors was $258,375. This amount also includes fees paid by United Properties Group to directors who are not salaried employees. They receive a meeting fee of $750. This amount does not include $37,650 of deferred compensation due directors pursuant to contract and amounts paid to a director of United Properties Group who is not a director of United Water. Each director, except Messrs. Barr, Brongniart and Dragone, attended at least 75% of the aggregate of the number of meetings of the board and committees on which he or she served.

  Effective January 1, 1996, the Board of Directors changed the existing directors' deferred compensation plan by adopting the United Water Resources and Subsidiaries Non-Employee Directors Deferred Compensation Unit Plan. It provided directors with an opportunity to defer all or a portion of their director fees and to link the ultimate value of such deferred compensation to the performances of the common stock of the Company.

  During 1995, DeForest & Duer, of which Mr. Duncan is a member, and LeBoeuf, Lamb, Greene & MacRae, L.L.P., of which Mr. Hawes is a member, performed legal services for United Water and its subsidiaries.

  Mr. Barr is a director of First Union Corp. which has credit lines with United Water totalling $15 million. At December 31, 1995 there were no available balances on these credit lines.

  During 1995, S.T. Construction, of which Mr. Simunovich's son-in-law Stephen Martinez is the owner, performed renovation work at various buildings for certain United Water subsidiaries. The construction work, which was performed as a result of competitive bids and comparable price quotes, totalled $588,773.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Compensation Committee of the Board of Directors of United Water (the "Compensation Committee") are Mr. Codey (Chairman), Mr. Dragone, Mr. Hanson, Mr. Petry, and Ms. Worthing. No executive officer of United Water serves on Compensation Committees of other bodies determining executive compensation for other publicly traded corporations. In 1992, Laboratory Resources, Inc. ("LRI"), a subsidiary of United Water, entered into a five-year lease (with a renewal option) for approximately 14,200 square feet of office space located in Teterboro, New Jersey. LRI increased its office space to approximately 24,400 square feet and paid rent of $204,800 in 1995 and expects to negotiate rent in future years at comparable amounts. Mr. Hanson owns approximately a 1.6% interest in the lessor, his three adult children own an aggregate 15.7% interest in the lessor, and his brother, Peter Hanson, owns approximately a 16.3% interest in the lessor. Mr. Hanson abstained from all discussion and from the authorizing vote on this transaction.

EXECUTIVE OFFICERS OF UNITED WATER

  The following table sets forth the age and principal occupation during the past five years of each executive officer of United Water and United Water Management and Services Inc. ("United Water M&S"), a subsidiary of United Water, who is not a director of United Water.

                                          BUSINESS EXPERIENCE DURING
        NAME AND AGE                           PAST FIVE YEARS
        ------------                      --------------------------
William D. Colford, 51....... Vice President--Administration of United Water M&S
                              since June 1994 and United Water New Jersey since
                              1992. Assistant to Senior Vice President--Adminis-
                              tration of United Water New Jersey from 1987 to
                              1992.
Frank J. DeMicco, 51......... Senior Vice President--Operations of United Water
                              M&S since September 1994. Vice President--Opera-
                              tions of United Water New Jersey since 1991. Pres-
                              ident of Buck, Seifert & Jost Inc., environmental
                              consulting engineers, from 1986 to 1991.
Ronald S. Dungan, 57......... Senior Vice President of United Water M&S since
                              September 1994. President and Chief Executive Of-
                              ficer of United Waterworks since 1989 and Execu-
                              tive Vice President of GWC Corporation from 1989
                              to 1994.
Robert J. Iacullo, 42........ Vice President--Rates of United Water M&S since
                              September 1994 and United Water New Jersey since
                              June 1994. Director--Rates of United Water New
                              Jersey from 1988 to 1994.
John T. Marino, 44........... Treasurer of United Water M&S since June 1994, and
                              United Water from 1988 to 1994.
Richard B. McGlynn, 57....... Vice President and General Counsel of United Water
                              M&S since January 1995. Partner of LeBoeuf, Lamb,
                              Greene and MacRae, L.L.P. from 1992 to 1994 and
                              Partner of Stryker, Tams & Dill from 1980 to 1992.
Joseph Simunovich, 56........ Senior Vice President--External Affairs and Mar-
                              keting of United Water M&S. Vice President--Exter-
                              nal Affairs and Marketing of United Water M&S from
                              June to November 1994 and United Water New Jersey
                              from 1992 to 1994. Director of Sales of New Jersey
                              Bell Telephone Co. from 1978 to 1992.
John J. Turner, 46........... Treasurer of United Water and Vice President--Fi-
                              nance and Controller of United Water M&S since
                              June 1994. Vice President--Controller of United
                              Water from 1992 to 1994 and Controller from 1989
                              to 1992.

EXECUTIVE COMPENSATION

  The following table sets forth the annual and long-term compensation of the chief executive officer and the four other most highly compensated executive officers of United Water, and its subsidiaries for services in all capacities for the years ended December 31, 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                       COMPENSATION
                                                   ---------------------
                                       ANNUAL
                                    COMPENSATION   RESTRICTED SECURITIES
NAME AND PRINCIPAL POSITION       ----------------   STOCK    UNDERLYING    ALL OTHER
   AT DECEMBER 31, 1995      YEAR  SALARY   BONUS  AWARDS(A)   OPTIONS   COMPENSATION(B)
---------------------------  ---- -------- ------- ---------- ---------- ---------------
Donald L. Correll........    1995 $315,000 $60,175  $ 16,656    34,130       $4,500
 Chairman, President and
  Chief                      1994  280,000  94,500    51,790    36,380        8,400
 Executive Officer(c)        1993  246,500  91,350   114,375    29,520        7,395
Ronald S. Dungan.........    1995  208,000  20,600       --     12,400        4,500
 Senior Vice President(d)    1994  138,333  60,000       --     11,990        4,620
                             1993      --      --        --        --           --
Joseph Simunovich........    1995  165,000  43,000       --      7,590        4,500
 Senior Vice President--
  External                   1994  146,666  33,150       --      5,470        4,400
 Affairs and Marketing(d)    1993  133,000  32,100       --      4,430        3,990
Frank J. DeMicco.........    1995  156,000  23,400       --      9,840        4,500
 Senior Vice President--     1994  139,780  28,063       --      5,220        2,130
 Operations(d)               1993  123,100  21,720       --      3,760          --
Richard B. McGlynn.......    1995  180,000  21,000       --      5,490        4,500
 Vice President and          1994      --      --        --        --           --
 General Counsel(d)          1993      --      --        --        --           --

--------
(a) Valued at closing price reported on the New York Stock Exchange-Composite Transactions service for United Water Common Stock (the "NYSE Closing Price") on the date of grant. The number and value of the aggregate restricted stock holdings at December 31, 1995, for D. Correll, 25,693 shares, $308,316. Dividends are paid on such stock.
(b) "All Other Compensation" includes contributions by United Water to its Thrift Plan.
(c) Mr. Correll became Chairman of United Water in May 1994.
(d) Executive officers of United Water M&S. The table sets forth Mr. Dungan's compensation since April 22, 1994.

EXECUTIVE EMPLOYMENT AGREEMENTS

  Except as discussed herein, the named executive officers serve at the pleasure of the Board of Directors. United Water has an employment agreement with Mr. Correll that provides for compensation and benefits for services performed under the agreement. The agreement provides for a two-year term of employment commencing January 1, 1988, with renewal of the two-year term at the end of each year unless prior notice of termination has been given. This agreement has been renewed and is currently in effect. Mr. Correll's agreement provides that in the event he is involuntarily terminated without cause (except upon two years' notice), or terminates employment voluntarily following constructive discharge, he shall receive certain employee benefits for the remainder of the term and shall be paid in accordance with the formula under his agreement (i) his salary, (ii) incentive compensation and bonuses, if any, based upon full attainment of objectives; (iii) projected Thrift Plan matching contributions and (iv) the actuarial present value of retirement benefits, all determined for and payable during the remainder of the two-year term of employment. He may also elect to surrender stock options that have been outstanding for at least six months in exchange for a cash payment per optioned share equal to the difference between the highest share price (as determined under the agreement) as of the date of termination and the option exercise price. These payments and benefits will be offset by any corresponding benefits received from post-termination employment.

  If a "Change in Control" (as defined in the agreement) occurs and involuntary termination or constructive discharge occurs within the next 24 months, he will receive a lump sum cash payment equal to the sum of (a) the actuarially determined present value as provided for in the agreement of the compensation and other benefits listed in clauses (i) through (iv) of the preceding paragraph; (b) unpaid deferred compensation and incentive cash awards under certain plans and (c) the value of surrendered stock options. The estimated value of the payments and benefits that he would have been entitled to if a Change of Control and termination had occurred on December 31, 1995, is $2,348,940. If a Change of Control occurs without a termination of employment, he will receive a lump sum cash payment equal to the amounts determined under clauses (b) and (c) of this paragraph plus the actuarially determined present value as of the Change of Control of benefits under his supplemental retirement benefit plan. United Water and certain of its subsidiaries have an employment agreement with Mr. Dungan that provides for compensation and benefits for services performed under the agreement. The agreement was effective April 22, 1994 and ends December 31, 1996. The agreement provides that in the event he is involuntarily terminated without cause or terminates employment voluntarily following constructive discharge, reduction in salary or reduction in position, he shall receive certain employee benefits for the remainder of the term and shall be paid in accordance with the formula under his agreement (i) his salary, (ii) incentive compensation and bonuses, if any, based upon full attainment of objectives and (iii) a consulting fee until the close of the year in which he attains age 65, subject to reduction for post-termination employment. The estimated value of the payments and benefits that he would have been entitled to if a termination had occurred on December 31, 1995, is $300,220. United Water has an employment agreement with Mr. McGlynn that provides for compensation and benefits for services performed under the agreement. The agreement was effective January 1, 1995 and ends December 31, 1999. The agreement provides that in the event he is involuntarily terminated without cause or terminates employment with good reason, he shall receive his base annual salary at the time of his termination times the number of years (and fractions thereof) then remaining to the end of the agreement. The estimated value of the payments and benefits that he would have been entitled to if a termination had occurred on December 31, 1995 is $720,000.

RETIREMENT PLANS

  The table below contains information concerning estimated annual retirement benefits in accordance with the Employee Retirement Income Security Act payable under United Water's pension plans upon retirement at age 65 for certain key executives with final average pay and years of credited service as set forth below.

                             PENSION PLAN TABLE(a)

                                       YEARS OF CREDITED SERVICE(c)
                           -----------------------------------------------------
FINAL AVERAGE PAY(b)          10       15       20       25       30       35
--------------------       -------- -------- -------- -------- -------- --------
$200,000.................. $ 60,000 $ 80,000 $100,000 $120,000 $140,000 $140,000
 250,000..................   75,000  100,000  125,000  150,000  175,000  175,000
 300,000..................   90,000  120,000  150,000  180,000  210,000  210,000
 350,000..................  105,000  140,000  175,000  210,000  245,000  245,000
 400,000..................  120,000  160,000  200,000  240,000  280,000  280,000
 450,000..................  135,000  180,000  225,000  270,000  315,000  315,000

--------
(a) Pension benefits are calculated on a straight life annuity basis (other benefit forms are available). Benefits are not subject to any deduction or offset for Social Security or other amounts.
(b) Average of compensation in the three calendar years in which it was highest during the ten calendar years immediately preceding retirement. Compensation includes all amounts listed in the Summary Compensation Table under "Salary" and "Bonus" plus certain other items of compensation for federal income tax purposes.
(c) The years of credited service as of December 31, 1995, for certain executive officers included in the Summary Compensation Table are as follows: D. Correll, 19 years; F. DeMicco, 4 years; and J. Simunovich, 3 years.

  The retirement benefits summarized in the preceding table are provided by United Water's qualified defined benefit pension plan, which covers executive, supervisory and other employees of United Water and certain subsidiaries who are not included in collective bargaining units and by a supplemental retirement benefit plan. The qualified plan provides a normal retirement benefit of 1 1/2% of a participant's average base wage or salary rate (up to the maximum permitted for tax-qualified retirement plans under federal income tax laws and regulations, which is currently $150,000 as adjusted for inflation) multiplied by years of credited service. Average base wage or salary rate is as defined in the plan and is substantially equivalent to the "Salary" reported in the Summary Compensation Table; the average is computed over the five years having the highest base wage or salary of the last ten years of service. The normal form of retirement benefit is a straight life annuity for unmarried participants or an actuarially reduced 50% joint and surviving spouse retirement benefit for married participants. Other optional forms of benefit payment are available on an actuarially equivalent basis. Federal income tax laws and regulations also limit the maximum annual retirement benefit payable from the qualified defined benefit pension plan.

  The supplemental retirement benefit plan for the benefit of certain key executive employees, including some of those named in the Summary Compensation Table, authorizes the payment out of general funds of benefits in addition to those provided under the defined benefit pension plan according to a formula that takes into account years of service, age, final average pay and defined benefit pension plan benefits. The normal form of payment is a single life annuity with a ten-year certain guaranty. Other optional forms of benefit payment are available on an actuarially equivalent basis. Mr. Dungan's annual retirement benefits are provided by the qualified defined benefit pension plan and a separate supplemental retirement benefit plan which restores benefits that are limited under certain provisions of the Internal Revenue Code.

  United Water and its subsidiaries provide retirement benefits for their directors, excluding directors who were officers, but including directors who were officers but who were not full-time employees. Any retiring director who served as a director for ten years or who attained the age specified for retirement as a director will receive annually an amount equal to the total amount of annual retainers the director would have received (or would be entitled to receive but for the fact of being an officer as well as a director) for the year of retirement. However, such benefits may be increased at the discretion of the Board to an amount equal to the total amount of annual retainers such director would have been entitled to receive for the year of the distribution if he were not retired.

OPTION GRANTS

  Shown below is additional information on grants of options for shares of United Water under the Management Incentive Plan during 1995 to the executive officers named in the Summary Compensation Table.

                                              PERCENTAGE OF TOTAL
                         NUMBER OF SECURITIES OPTIONS GRANTED TO  EXERCISE             GRANT DATE
                          UNDERLYING OPTIONS     ALL EMPLOYEES      PRICE   EXPIRATION  PRESENT
NAME                          GRANTED(A)          DURING 1995     PER SHARE    DATE     VALUE(B)
----                     -------------------- ------------------- --------- ---------- ----------
Donald Correll..........        34,130               16.3          $13.25     1/4/05    $159,387
Ronald Dungan...........        12,400                5.9           13.25     1/4/05      57,908
Joseph Simunovich.......         7,590                3.6           13.25     1/4/05      35,445
Frank DeMicco...........         9,840                4.7           13.25     1/4/05      45,953
Richard McGlynn ........         5,490                2.6           13.25     1/4/05      25,583

--------
(a) All options reported here were granted on January 5, 1995. The exercise price per share equalled the fair market value on the date of grant. See "Executive Employment Agreements," above as to rights to surrender options for a cash payment on termination or a Change in Control of United Water.
(b) The grant date present value shown is estimated in part using the Black-Scholes option pricing model, a method of approximating the present value of options exercisable at a fixed price at the end of a fixed period. It relies on certain assumptions as of the date of grant of the options, such as interest rates, dividend yield, time to exercise, and stock price sensitivity (volatility). Each of these factors could change over the life of the options and affect the estimated value. The actual value of the options when exercised may be a lesser or greater amount, depending on the price of the stock at the date of exercise; it is also possible that the options will expire unexercised and produce no cash value to the optionee. The estimated grant date present value also includes the discounted present value of dividend equivalent rights accompanying the options, which accrue until the earlier of the time of exercise or the fifth anniversary of grant, based upon the current dividend policy and the interest rate assumption below. The use of the Black-Scholes model is set forth in the rules of the Securities and Exchange Commission as an acceptable method of option valuation.

   The values of the options estimated under the Black-Scholes model were based on the following assumptions:
        . Risk-free rate of 6.0%
        . Dividend yield of 7.1%
        . 10 years to exercise the options
        . Stock price volatility of 12.2%
        . No adjustment has been made for non-transferability or risk of forfeiture of the options

OPTION EXERCISES AND VALUES OF UNEXERCISED OPTIONS

  The table below summarizes information as of December 31, 1995, as to unexercised options to purchase United Water Common Stock held by the executive officers named in the Summary Compensation Table and granted under the Management Incentive Plan. None of the executive officers named in the Summary Compensation Table exercised options in 1995.

                                                        NUMBER OF
                                                        SECURITIES    VALUE OF
                                                        UNDERLYING  UNEXERCISED,
                                                       UNEXERCISED  IN-THE-MONEY
                                                        OPTIONS AT   OPTIONS AT
                                                       DECEMBER 31, DECEMBER 31,
     NAME                                                1995(A)      1995(B)
     ----                                              ------------ ------------
     Donald Correll...................................   135,358       $ --
     Ronald Dungan....................................    24,390         --
     Joseph Simunovich................................    19,120         --
     Frank DeMicco....................................    23,140         75
     Richard McGlynn..................................     5,490         --

--------
(a) All such options are presently exercisable.
(b) Difference between exercise price and NYSE Closing Price (if higher than exercise price) for December 31, 1995.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board of Directors is charged with reviewing United Water's plans for compensating executive officers as well as recommending to the Board of Directors for adoption the individual compensation to be paid to the Chief Executive Officer. The Compensation Committee also exercises general review over compensation plans for all employees, such as the Thrift Plan and pension plans. The Committee has furnished the following report on executive compensation.

  United Water and all its subsidiaries have adopted executive compensation programs with the purpose of fairly compensating executives for their work, attracting and retaining superior individuals, and encouraging them to increase United Water's long-term profitability, all with the goal of enhancing total returns to shareholders. The Compensation Committee continues to be committed to strengthening the relationship between executive pay and performance.

  To ensure its overall competitiveness in the relevant employment markets for executives, United Water compares its compensation structure with those of industrial companies nationwide, New York metropolitan area industrial companies, and a group of utilities located nationwide, virtually all of which are part of the Wilshire 5000 index shown in the Shareholder Return Presentation following this report. All of these are considered to be relevant recruitment markets for United Water's executives. These comparisons are provided by outside independent compensation consultants. In addition to reviewing outside competitive compensation levels, United Water also uses job evaluation to set salary levels that are internally equitable relative to the scope and accountability of the position.

  United Water's executive compensation program has three major elements: base salary, the Management Incentive Plan, and restricted stock on a selected basis.

  1. Base salary levels are set to attract and retain key executive talent. Salary increases for all executives, including the Chief Executive Officer, are based upon the executive's individual contribution to the Company and on salary trends within the relevant employment markets described above for executives. Consistent with this policy, Mr. Correll's base salary range reflects compensation for Chief Executive Officers with similar responsibilities, challenges, and tenure.

  2. The Management Incentive Plan is designed to motivate executives to achieve both individual goals and Company objectives in order to provide competitive returns to shareholders. The plan as utilized for 1995 has two components: an annual cash bonus and annual stock option grants.

  Annual cash bonuses are awarded after the end of each year based on achievement of specific financial, operational and/or strategic goals set at the beginning of that year for each participating executive. Typical goals for 1995 addressed financial performance, customer satisfaction standards, core business growth, operating efficiencies, human resource effectiveness, and regulatory relations. Goals for executives are weighted between achievement of individual or workgroup objectives and achievement of Company-wide financial and operating targets based on the executive's primary responsibilities. The bonus actually granted may range from 0 to 150 percent of the target level based on the executive's attainment of the goals set at the beginning of the year.

  Mr. Correll's 1995 goals included achieving United Water's earnings per share target, expanding market share, several corporate development initiatives and continued productivity gains including those associated with the merger completed during 1994. After consideration of his achievement of the above goals and the circumstances relative to the current earnings per share, the committee determined his incentive compensation for 1995 as reported in the table above.

  Stock options are granted annually to provide incentives for executives to improve shareholder value. The executives realize benefits from these options only if United Water's shareholder value appreciates during the terms of the options.

  3. Restricted stock is granted to executives on a selective basis to retain key individuals and to give them an immediate propriety stake in United Water. On this basis Mr. Correll was granted additional shares of restricted stock in 1995 which will vest after five years.

  United Water currently ties a greater portion of its executives' total incentive package to improvement in its shareholder value than many of its peer companies have done. For example, 70% of Mr. Correll's annual incentive compensation opportunity for 1995 was comprised of stock option grants.

  The Compensation Committee intends to continue this practice of tieing incentives more closely to a total return to shareholders in order to further motivate executives to achieve long-term corporate objectives and to improve shareholders' total returns. By shifting a higher proportion of executive total pay to incentives, the emphasis on producing strong returns for shareholders has become an even more prominent feature of United Water's program.

  The Compensation Committee believes that Section 162(m) of the Internal Revenue Code will not impact United Water's tax deduction for compensation paid to executives for 1995 or 1996.

                                          Compensation Committee

                                          Lawrence R. Codey, Chairman
                                          Allan R. Dragone
                                          Jon F. Hanson
                                          Jacques F. Petry
                                          Marcia L. Worthing

SHAREHOLDER RETURN PRESENTATION

  The following line graph compares the yearly percentage change in cumulative total return to shareholders investing $100 in United Water Common Stock to the cumulative total returns of the Wilshire 5000 Equity Index and the Edward D. Jones Water Utility Index for the five year period ending December 31, 1995. Total return includes both capital appreciation and dividend payments and the graph assumes that all dividends were reinvested in United Water Common Stock through the Dividend Reinvestment and Stock Purchase Plan, which provides for a discount from market prices on the purchase of Common Stock. The measurement points are the last business day of each year.


                         [GRAPH APPEARS HERE]


                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
      AMONG UNITED WATER RESOURCES, EDWARD D. JONES WATER UTILITY INDEX
                        AND WILSHIRE 5000 EQUITY INDEX

Measurement period                     EDWARD D. JONES
(Fiscal year Covered)   UNITED WATER   INDEX              WILSHIRE 5000 Index
---------------------   ------------   -----------------  -------------------
Measurement PT -
12/31/90                $ 100          $ 100              $ 100

FYE 12/31/91            $ 154          $ 143              $ 134
FYE 12/31/92            $ 148          $ 158              $ 146
FYE 12/31/93            $ 150          $ 180              $ 163
FYE 12/31/94            $ 145          $ 168              $ 162
FYE 12/31/95            $ 149          $ 211              $ 222


                         INDEPENDENT PUBLIC ACCOUNTANTS

  At the regular meeting held March 7, 1996, the Board of Directors of United Water acted to appoint Price Waterhouse LLP, New York, New York, as auditors for United Water and its Subsidiaries for the year 1996. At the Annual Meeting it is the intention of the persons named in the proxy enclosed herewith to vote in favor of the ratification, confirmation and approval of such action by the Board of Directors. Price Waterhouse LLP performed the function of auditors of United Water and its subsidiaries in 1995. A representative of Price Waterhouse LLP will attend the meeting and, if so desires, make a statement. The representative will also respond to appropriate questions.

  The appointment of Price Waterhouse LLP by the Board of Directors is based on the recommendations of the Audit Committee, which historically has reviewed both the audit scope and the estimated audit fees and related services for the coming year. The affirmative vote of a majority of the votes cast by the shareholders entitled to notice and to vote at the Annual Meeting is required for approval of such appointment.

  At its February 22, 1996, meeting the Audit Committee (1) recommended the appointment of Price Waterhouse LLP as auditors for 1996 and the continuance by that firm of certain nonaudit services, and (2) concluded that rendering such nonaudit services does not impair the independence of Price Waterhouse LLP with respect to their examination of the December 31, 1996, financial statements of United Water and its subsidiaries.

                          COST OF PROXY SOLICITATION

  The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and form of Proxy will be borne by United Water. United Water has retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies at an estimated cost of $6,000, plus expenses. In addition, United Water will request brokerage houses, custodians, nominees and fiduciaries to forward the proxy material to the beneficial owners of the stock held of record by such persons, and United Water will reimburse them, upon request, for reasonable expenses incurred in connection therewith.

                         OTHER MATTERS FOR THE MEETING

  No other business is to be presented to the meeting so far as is now known or foreseen, but in the event that any other matter is properly presented by persons other than the Board of Directors, it is intended that the enclosed proxy will be voted upon it according to the judgment of the person or persons voting the proxy to the extent permitted by regulations of the Securities and Exchange Commission.

                               VOTING PROCEDURES

  Votes made by proxies returned prior to the date of the Annual Meeting will be counted by United Water's transfer agent. Votes made by proxies returned on the date of the Annual Meeting to the secretary of the meeting and votes cast by shareholders attending or represented by proxyholders (other than those named by management) will be counted by inspectors of election appointed by the chairman of the meeting and who are expected to be employees of United Water or its subsidiaries. Those votes will be added to those counted by the transfer agent and the last vote or proxy will control. Abstentions and failures by record holders to vote shares owned by beneficial owners (including "broker non-votes") will have no effect.

                       PROPOSALS FOR 1997 ANNUAL MEETING

  Shareholder proposals for the 1997 Annual Meeting of United Water must be received at the executive offices of United Water at 200 Old Hook Road, Harrington Park, New Jersey 07640, no later than November 29, 1996, for inclusion in the 1997 proxy statement and form of proxy.

                                          On Behalf of the Board of Directors

                                                     Peter Del Col
                                                     George M. Haskew, Jr
                                                     Marcia L. Worthing

                                                                Proxy Committee

Harrington Park, New Jersey
March 28, 1996

                              ANNUAL MEETING NOTES

                              ANNUAL MEETING NOTES

                              ANNUAL MEETING NOTES

United Water [LOGO]

--------------------------------------------------------------------------------

1996 ANNUAL MEETING

LOCATION: MONTVALE INN

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Directions to the Annual Meeting


  Garden State Parkway north to exit 172, turn left at traffic light off exit ramp onto Grand Avenue. At first traffic light turn left onto Chestnut Ridge Road. Hotel is approximately 100 yards on the right.

  New York/George Washington Bridge to Route 80 West and exit at Saddle Brook for the Garden State Parkway, north. Follow Garden State Parkway instructions above.

  New York/Lincoln Tunnel to NJ Turnpike, north. Then take 80 West and exit at Saddle Brook for the Garden State Parkway, north. Follow Garden State Parkway instructions above.

  Upstate New York take the New York Thruway (Interstate 87) south to Exit 14A Garden State Parkway Extension. Take first exit, "Chestnut Ridge." Turn left off exit ramp. Turn right at first traffic light (Summit Avenue). Turn left onto Chestnut Ridge Road. Hotel is 100 yards on right past Grand Avenue.


LOCAL STREETS NEAR THE MONTVALE INN


              [ART]

PROXY

                          UNITED WATER RESOURCES INC.

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--MAY 13, 1996

  The undersigned shareholder of United Water Resources Inc. ("United Water") hereby constitutes and appoints PETER DEL COL, GEORGE M. HASKEW, JR., and MARCIA L. WORTHING, or any of them, the attorneys or attorney and proxies or proxy of the undersigned, with full power of substitution and revocation, for and in the name of the undersigned, to attend the Annual Meeting of Shareholders of United Water to be held at the Montvale Inn, 100 Chestnut Ridge Road, Montvale, New Jersey 07645, on Monday, May 13, 1996, at 9:30 a.m., and any adjournment or adjournments thereof, receipt of the notice of which meeting stating the purposes thereof being hereby acknowledged, to vote all of the shares of United Water which the undersigned would be entitled to vote if then personally present as follows:

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)


--------------------------------------------------------------------------------
                           + FOLD AND DETACH HERE +

                                                                Please mark  [X]
                                                                 your votes
                                                                     as
                                                                indicated in
                                                                this example


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                                                     WITHHELD
                                        FOR          FOR ALL

1. ELECTION OF DIRECTORS--              [_]            [_]

   The Nominees to Class III are:

   Frank J. Borelli, Douglas W. Hawes,
   Dennis M. Newnham, Edward E. Barr,
   Jacques F. Petry

WITHHELD FOR: (Write that nominee's name in the space provided below).

----------------------------------------


                                      FOR     AGAINST   ABSTAIN
2. APPROVAL OF AUDITORS--             [_]       [_]       [_]

3. and to vote all of such shares
   as they or he or she may deem
   proper upon all other matters
   that may properly come before
   said meeting and any adjournment
   or adjournments thereof.

4. Mark box if you plan to attend     [_]
   the Annual Meeting.


THIS PROXY IS GIVEN AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW JERSEY AND WILL BE VOTED "FOR" THE NOMINEES NAMED HEREIN AND "FOR" THE ABOVE PROPOSALS, IF IN EITHER CASE THE UNDERSIGNED HAS NOT SPECIFIED A CHOICE IN THE SPACES PROVIDED THEREFOR. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.


Signature(s) of Shareholder(s) _________Date ___________________________ , 1996

NOTE: Please date and sign exactly as name appears hereon. When shares are held by joint tenants both should sign. (Executors, Administrators, Trustees, etc. should so indicate).


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                           + FOLD AND DETACH HERE +